STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of STEMCELL HOLDINGS, INC..

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article Fifth" so that, as amended, said Article shall be and read as follows:

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ARTICLE V

The total number of shares of capital stock which the Corporation shall have authority to issue is: five hundred twenty million (520,000,000). These shares shall be divided into two classes with five hundred million (500,000,000) shares designated as common stock at $.0001 par value (the "Common Stock") and twenty million (20,000,000) shares designated as preferred stock at $.0001 par value (the "Preferred Stock").

The Preferred Stock of the Corporation shall be issuable by authority of the Board of Director(s) of the Corporation in one or more classes or one or more series within any class and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the Corporation may determine, from time to time. The authority of the Board of Directors with respect to each class or series shall include all designation rights conferred by the DGCL upon directors, including, but not limited to, determination of the following:

(a) The number of shares constituting of that class or series and the distinctive designation of that class or series;

(b) The dividend rate on the share of that class or series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights or priorities, if any, of payment of dividends on shares of that class or series;

(c) Whether the shares of that class or series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of conversion rate(s) in relation to such events as the Board of Directors shall determine;

(d) Whether the shares of that class or series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which amount they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(e) Whether there shall be a sinking fund for the redemption or purchase of shares of that class or series, and, if so, the terms and amount of such sinking fund;

(f) The rights of the shares of that class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that class or series; and

(g) Any other relative rights, preferences and limitations of that class or series now or hereafter permitted by law.

Holders of shares of Common Stock shall be entitled to cast one vote for each share held at all stockholders' meetings for all purposes, including the election of directors. The Common Stock does not have cumulative voting rights.

No holder of shares of stock of any class or series shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class or series, or of securities convertible into shares of stock of any class or series, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

Effective as of 5:00 EDT on October 29, 2016 (“Effective Time”), every one (1) share of Common Stock, par value $.0001 per share, of the Corporation issued and outstanding or held in the treasury of the Corporation as of Effective Time shall be and is automatically reclassified and changed into two thousand (2000) shares fully paid and non-assessable shares of Common Stock of the Corporation, par value $.0001 per share. (“2000-for-1 Forward Stock Split”) No fractional shares shall be issued. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the 2000-for-1 Forward Stock Split.

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SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this day of 26th day of October, 2016.

By: /s/ Takaaki Matsuoka

Authorized Officer

Title: Director, President and CEO

Name: Takaaki Matsuoka

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